Exhibit 10.3

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

Execution Copy

________________________________________

AMENDED AND RESTATED

LICENSE AND COMMERCIALIZATION AGREEMENT

________________________________________

between

GENMAB A/S

and

TENX BIOPHARMA, INC.

Dated as of December 22, 2009

Schedule A                                Europe and Asia
Schedule B                                Licensed Patents
Schedule C                                Transfer Plan
Schedule D                                Third-Party Payments Under Certain Agreements
Schedule 10.02(A)                   E-mail correspondence between Genmab and Cellectis

-  -
ACTIVEUS 90211178v1

AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT

This AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT (this “Agreement”), effective as of December 22, 2009 (the “Effective Date”), is entered into by and between GENMAB A/S, having principal offices at Bredgade 34, DK-1260, Copenhagen K, Denmark (“Genmab”), and TENX BIOPHARMA, INC., having principal offices at 109 N. Orianna, Philadelphia, PA 19106 (formerly known as Zani Pharmaceuticals, Inc., “TenX”); and each of TenX and Genmab, a “Party”, and together, the “Parties”.

W I T N E S S E T H

WHEREAS, Genmab has developed the drug product candidate zanolimumab (HuMax-CD4®), which has been in clinical evaluation in cutaneous T-cell lymphoma (“CTCL”) (phase III), non-CTCL (phase II) (“NCTCL”), rheumatoid arthritis and psoriasis, and owns, or has licenses to, certain patents and know-how relating to zanolimumab; and

WHEREAS, Genmab is willing to grant to TenX, and TenX is willing to accept, an exclusive license under such rights that Genmab owns and a sublicense under such rights that Genmab has acquired from third parties; and

WHEREAS, TenX is willing to assume responsibility for carrying out certain continued development activities with respect to zanolimumab and shall have sole control over the development, manufacture and commercialization of zanolimumab, on the terms and conditions set forth herein; and

WHEREAS, the Parties entered into a License and Commercialization Agreement as of April 3, 2009 (the “Original Agreement”), as well as two extension letters dated as of July 30, 2009, and August 17, 2009; and

WHEREAS, the Parties wish to amend and restate the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree that this Agreement hereby restates and amends the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“110 Study” shall mean the study pursuant to the study protocol entitled “Open-label, Dose escalation, followed by Open-label, Single Arm, Multi-center Clinical Trial of HuMax-CD4, a Fully Human Monoclonal Anti-CD4 Antibody, in Patients with Mycosis Fungoides (Stage IB-IVB) or Sézary Syndrome who are Refractory or Intolerant to Targretin® (bexarotene) and one other Standard Therapy”.

“Activity Costs” shall mean out-of-pocket costs - associated with the clinical, manufacturing, research fees, licenses and regulatory activities performed by Genmab under the Agreement, including without limitation the activities performed by Genmab after the Effective Date and the activities performed pursuant to the Transfer Plan, including without limitation any activities related to storage and stability testing of Clinical Supplies.  For the avoidance of doubt, FTE Costs, external patent lawyers, patent fees and travel costs are excluded from Activity Costs, except those patent costs as provided for in Section 8.01 are to be included in Activity Costs.

“Adverse Events” shall have the meaning ascribed in Section 3.06.

“Affiliate” shall mean any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with the Party in question.  For the purpose of this definition, “control” shall mean the ownership, whether direct or indirect, of at least fifty percent (50%) of the equity having the power to vote on or otherwise direct the affairs of the entity.  An entity shall only be considered an Affiliate for so long as such control exists.

“Business Day” shall mean any day other than a Saturday, Sunday or such other day on which the principal commercial banks located in New York, New York are not open for business during normal banking hours.

“Cabilly Patent” shall mean US Patent No. [**].

“Clinical Studies” shall mean human studies designed to measure the safety and/or efficacy of a Product, including phase I clinical trials, phase II clinical trials, phase III clinical trials (as each are further described in 21 C.F.R. §312.21(a)-(c)), and phase IV clinical trials as required to obtain, support or expand Regulatory Approval.

“Clinical Supplies” shall mean supplies of a Product, placebo (where relevant), comparator (where relevant) and diluent ready to be used for the conduct of pre-clinical studies and/or Clinical Studies of a Product in the Field.

“Commercialization” (including variations such as “Commercialize” and the like) shall mean the performance of any and all activities directed to promoting, marketing, importing, exporting, distributing, selling or offering to sell (including pre-marketing), sampling, and post-marketing drug surveillance of a pharmaceutical product or, to the extent permitted under this Agreement, to have any of those activities performed by a third party.

“Commercial Supplies” shall mean supplies of a Product (i) for the Commercialization of Product in the Field by TenX or its permitted sublicensees, or (ii) for compassionate use or use in investigator-sponsored Clinical Studies.

“Compound” shall mean zanolimumab (HuMax-CD4®).

“Controlled” shall mean the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to the other Party hereto, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a third party or misappropriating the proprietary or trade secret information of a third party or other arrangement, whether existing before or after the Effective Date with any third party.

“Cross License” shall mean that certain Cross-License Agreement entered into by and among Abgenix, Inc., Cell Genesys, Inc., Japan Tobacco Inc., Xenotech L.P., and GenPharm International, Inc., effective as of March 26, 1997, as amended from time to time.

“Development” (including variations such as “Develop” and “Developing”) shall mean the performance of any and all activities relating to obtaining Regulatory Approvals of a pharmaceutical product and to maintaining such Regulatory Approvals.  Development activities include the performance by TenX or authorized third parties of pre-clinical studies, pharmacokinetic studies, toxicology studies, formulation, test method development and stability testing, manufacturing process development, validation and scale-up (including bulk compound production), Manufacturing Clinical Supplies, quality assurance and quality control for formulations of a Product, Clinical Studies (excluding post-marketing Clinical Studies), and regulatory affairs including regulatory legal services.

“EMEA” shall mean the European Agency for the Evaluation of Medicinal Products, or any successor agency.

“EU” shall mean the countries of the economic, scientific and political organization of member states known as the European Union, as it is constituted from time to time.

“Europe and Asia” shall mean the countries identified on Schedule A.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency.

“Field” shall mean the treatment of human diseases.

“First Commercial Sale” shall mean, with respect to any Product in any country, the first commercial sale of such Product in such country after all Regulatory Approvals have been obtained in such country for such Product.

“FTE” shall mean full-time equivalent employee.

“FTE Cost” shall mean an amount equal to [**] USD per calendar year (or pro rata amount thereof) for each FTE involved in executing the Transfer Plan or performing the activities pursuant to Section 8.01.  Such FTE Cost corresponds to an hourly rate of [**] USD per FTE and a daily rate of [**] USD per FTE.

“Genmab Adverse Events” shall have the meaning ascribed in Section 3.06.

“IND” shall mean an investigational new drug application relating to a Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Regulatory Authority in another country (including the submission to a competent authority of a request for an authorization concerning a clinical trial, as envisaged in Article 9, paragraph 2, of European Directive 2001/20/EC).

“Knowledge of Genmab” shall mean the actual knowledge of [**] and any officers of Genmab as of the Effective Date of this Agreement.

“Law” or “Laws” shall mean all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, agency, legislative body, commission or other instrumentality of (i) any government of any country, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body.

“Licensed Know-How” shall mean the proprietary and confidential information that is owned or Controlled by Genmab and related to the Development and Commercialization of the Compound, including the, technical data, protocols, methods and processes, provided that the Licensed Know-How does not include any patent rights or any Lonza Materials Know-How or Lonza Intellectual Property.

“Licensed Materials” shall mean any materials necessary or desirable to make use or sell the Compound or the Product, which are controlled or owned by Genmab.

“Licensed Patents” shall mean the patents owned by Genmab as listed on Schedule B.

“Licensed Technology” shall mean the Licensed Materials, the Licensed Know-How and the Licensed Patents.

“Lonza” shall mean Lonza Sales AG, a Swiss company with offices at Munchensteinerstrasse 38, CH-4002, Basel, Switzerland.

“Lonza Commercial License” shall mean that certain License Agreement between Lonza Biologics plc (“Biologics”) and Genmab made November 14, 2001, as amended by Amendment No. 1 made December 30, 2004, as novated by Amendment No. 2 made January 1, 2007 between Biologics, Genmab and Lonza Sales AG, as amended by Amendment No. 3 made July 22, 2008, as amended from time to time.

“Lonza Intellectual Property” shall mean Intellectual Property, as such term is defined in the Lonza Commercial License.

“Lonza Materials Know-How” shall mean any Materials Know-How (as such term is defined in the Lonza Commercial License) licensed to Genmab by virtue of the Lonza Commercial License, as the same is provided to TenX hereunder and identified as such at the time of its provision.

“Lonza Materials” shall mean Materials, as such term is defined in the Lonza Commercial License.

“Manufacturing” (including variations such as “Manufacture”) shall mean the performance of any and all activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance, testing and release, shipping and storage of Product.

“Medarex” shall mean collectively, Medarex, Inc, a New Jersey corporation, and its wholly-owned subsidiary GenPharm International, Inc.

“Medarex Royalty Rate” shall mean the tiered royalty rate structure set forth in Section 6.5 of the Medarex License for the annual CD4 Net Sales (as defined in the Medarex License) of the CD4 Products (as defined in the Medarex License) in Europe and Asia payable by Genmab to Medarex.

“Medarex License” shall mean that certain Evaluation and Commercialization Agreement by and between Genmab, Medarex Inc. and GenPharm International, Inc. dated February 25, 1999, as amended by Amendments No.’s 1, 2, 3, 4, 5, 6, 7 and 8 respectively effective as of May 17, 1999, May 19, 2000, August 23, 2000, June 6, 2002, March 11, 2003, September 14, 2004, June 29, 2005 and October 26, 2006, as amended from time to time.

“Medarex Technology” shall mean the patents and know-how that are related to the development and commercialization of the Compound and that are licensed to Genmab under the Medarex License.

“MRC” shall mean the Medical Research Council.

“MRC License” shall mean that certain License Agreement made October 1, 1993, between GenPharm International, Inc. (“GenPharm”, as of the Effective Date, a wholly owned subsidiary of Medarex, Inc.) and MRC, the Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall (“AFRC”, as of the Effective Date, succeeded in title by the Babraham Institute) and [**], as amended by the Amendment Agreement made August 12, 1994 between GenPharm and MRC (on behalf of itself, AFRC and [**]) and further amended by the Letter Amendment dated April 19, 2002 between Medarex, Inc. (on behalf of itself and GenPharm) and MRC (on behalf of itself, the Babraham Institute and [**]), and the sublicense granted to Genmab thereunder pursuant to the Medarex License, as amended from time to time.

“Net Sales” shall mean, with respect to sales of a Product, the amounts invoiced by TenX and its sublicensees for the sale of such Product to bona fide independent third parties, less to the extent included in such amount: (i) normal and customary rebates, and cash and trade discounts, actually taken; (ii) sales, use and/or other excise taxes, custom duties or other governmental charges (other than taxes imposed on or measured by net income) actually paid in connection with sales such Product; (iii) the cost of any bulk packages and packing, prepaid freight charges and insurance; (iv) amounts actually allowed or credited due to returns paid; and (v) amounts written off for bad debt.  In the case of (i) and (iv), such amounts shall be deductible only to the extent the same are separately identified on the invoice to the customer or other documentation maintained by TenX or its sublicensees in the ordinary course of business.  All sales of Product between TenX and its sublicensees or sales of Product for compassionate use or named patient basis shall be disregarded for purposes of computing Net Sales.  For purposes of this Agreement, compassionate use or named patient basis sales will be those sales prior to the first Regulatory Approval for marketing, on a country-by-country basis.

“New Product Application” shall mean an application for Regulatory Approval required for commercial marketing or sale of a Product as a pharmaceutical product in a regulatory jurisdiction.

“Orphan Drug Designation” shall mean any designation of a Product as an orphan medicinal product under Regulation (EC) No. 141/2000 of the European Parliament and of the Council of 16 December 1999 on orphan medicinal products (or equivalent Laws in jurisdictions other than the EU) which results from submission of an application to EMEA, the Committee for Orphan Medicinal Products (COMP), the European Commission and any comparable designation which results from a comparable submission to any other national or supranational body concerned with the application for, or maintenance of, orphan medical product designations, including the FDA.

“Person” means any individual, limited liability company, corporation, association, partnership, business trust, joint stock company, joint venture, trust, estate or other entity or organization of whatever nature.

“Product” shall mean a product comprising a pharmaceutical formulation of the Compound.

“Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations (excluding pricing, insurance, reimbursement and formulary approvals, licenses, registrations or authorizations) of any regional, national, state or local Regulatory Authority, or other regulatory agency, department, bureau or governmental authority, necessary for the marketing and sale of a Product in a regulatory jurisdiction, including approvals for New Product Applications and orphan drug applications.

“Regulatory Authority” shall mean (a) the FDA, (b) the EMEA, or (c) any other governmental agency with similar authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

“Retained Field” shall have the meaning ascribed in Section 4.02.

“Term” shall have the meaning ascribed in Section 9.01.

“Transfer Plan” shall have the meaning ascribed in Section 3.03.

“Upstream Agreements” shall mean the Medarex License, the MRC License and the Lonza Commercial License.

“TenX Adverse Events” shall have the meaning ascribed in Section 3.06.

Section 1.02 Interpretation and Rules of Construction.  In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j) references to this “Agreement” include the Schedules hereto, and all amendments hereto made in accordance with the provisions of Section 12.01.

ARTICLE II

CLOSING

Section 2.01 Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the rights granted to the Compound contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time at the earlier of (i) January 31, 2010 or (ii) or when the final payment under Section 6.01 is made at such other place or at such other time or on such other date or in such other way as the Parties may mutually agree upon in writing.

Section 2.02 Closing Delivery to Genmab.  TenX shall deliver the remainder of fees described in Section 6.01 and any amounts then owed under Section 3.02 in cash by wire transfer in immediately available funds at the Closing to the bank account to be designated by Genmab in a written notice to TenX.

Section 2.03 Exercise of Lonza Option.

Subject to Section 4.07(a), TenX shall inform Genmab in writing by December 31, 2009 whether it wishes to exercise the Lonza Option in which case it shall pay the pounds sterling six thousand two hundred and fifty (£6,250) remainder of the annual license fee to Genmab by such date.

ARTICLE III

COOPERATION AND TECHNOLOGY TRANSFER

Section 3.01 Alliance Managers.  No later than seven (7) days after the Effective Date, each Party shall nominate one alliance manager to act as a central contact for that Party, to whom any relevant queries and comments relating to the operation of the Development and Commercialization of the Product can be addressed by the other Party and who will ensure that such queries and comments are further directed within that alliance manager’s organization appropriately and promptly to ensure efficient communication and cooperation between the Parties.  Each Party may replace its alliance manager at any time upon written notice to the other Party.  TenX shall ensure that Claus Møller, former Chief Operating Officer of Genmab, or any employees of IPC International, shall not act as an alliance manager or contact or interact with any employees of Genmab or its Affiliates regarding this Agreement or the operation of the Development and Commercialization of the Product.

Section 3.02 Activity Costs.

TenX shall pay to Genmab any Activity Costs and related FTE Costs incurred by Genmab after the Effective Date up until Closing, within seven (7) calendar days, with a five (5) day cure period, upon receipt of invoices from Genmab on a weekly basis, subject to weekly discussions and agreement between the Parties as to such costs.  The Activity Costs and related FTE Costs shall not exceed [**] US Dollars ($[**]) per month, excluding the TenX authorized activities by vendors relating to the stability testing and other CMC activities.  In addition, TenX shall pay to Genmab, to the extent TenX requests Genmab to undertake, any Activity Costs and related FTE Costs to implement any activities for which TenX is financially responsible pursuant to the Transfer Plan (as defined below) as such costs shall be discussed and agreed to by the Parties.  In case of termination of the Agreement TenX shall pay to Genmab any Activity Costs and related FTE Costs that TenX has approved or authorized Genmab to perform, including such costs incurred after termination.  In case an Activity Cost reimbursable to Genmab under this Agreement will exceed [**] US Dollars ($[**]), TenX shall pay such amount in advance upon the request of Genmab.

Section 3.03 Transfer Plan.  Schedule C hereto sets forth mutually agreed upon set of procedures (the “Transfer Plan”) for implementing the transfer by Genmab of any existing Licensed Know-How and Licensed Materials that are available to Genmab, and for which Genmab has the right to transfer, to TenX, at TenX’s sole cost and expense.  Pursuant to the Transfer Plan Genmab will transfer to TenX (i) all INDs for a Product, (ii) the Orphan Drug Designations for a Product, and (iii) any pending clinical trial applications for a Product (taking into account the health and safety of the patients enrolled therein), in each case that are available to Genmab, and for which Genmab has the right to transfer, at TenX’s sole cost and expense.  Pursuant to the Transfer Plan, Genmab will also transfer to TenX a copy of the safety database regarding the Compound that is available to Genmab, and for which Genmab has the right to transfer, at TenX’s sole cost and expense.  All such transfers described above shall begin after the final payment is made by TenX pursuant to Section 6.01, and shall be completed by Genmab as soon as possible and preferably no later than 30 days after the final payment is made by TenX pursuant to Section 6.01.  Prior to the transfer of the Licensed Materials to TenX, Genmab agrees to instruct its third party vendors to maintain the Licensed Materials in accordance with GMP standards, including the method of conducting stability testing.  Pursuant to the Transfer Plan, TenX shall amend all of the clinical trial documentation and related agreements at its sole cost and expense in order to reflect the change in sponsorship, conduct and monitoring of the clinical trial.  TenX shall immediately inform Genmab upon the qualification of TenX or its sublicensee as “Sponsor” of the clinical trial with each relevant Regulatory Authority.

Section 3.04 Regulatory Matters.  After the transfer of the items described in clauses (i), (ii) and (iii) of Section 3.03, TenX shall be solely responsible for filing and maintaining all INDs and New Product Applications and seeking Regulatory Approvals for Product in all indications within the Field at its sole cost and expense, which applications and approvals may be held by, and in the name of, TenX.  After the Closing but prior to such transfers, (x) Genmab agrees not to make changes or alterations to any of the items set forth in clauses (i), (ii) and (iii) of Section 3.03, without the prior approval of TenX, which approval shall not be unreasonably withheld, and (y) Genmab agrees to file periodic reports with the FDA and EMEA related to such items, as required, with the prior approval of TenX, which approval shall not be unreasonably withheld.  Furthermore, TenX shall be responsible for complying with all regulatory requirements related to the 110 Study no matter whether the study is closed down or re-activated.  The Parties agree that a letter, signed by both Parties, shall be sent to the Regulatory Authorities within 30 days after Closing to the effect that TenX has taken over all responsibility for the Study 110, including without limitation the preparation and submission of all required reports to the Regulatory Authorities.

Section 3.05 Debarment Limitations.  In the course of Developing a Product, TenX shall not knowingly use any employee or consultant who is, or has been, debarred by the FDA or any other Regulatory Authority or, to the best of TenX’s knowledge, is, or has been, the subject of debarment proceedings by any such Regulatory Authority.  TenX shall promptly notify Genmab of, and provide Genmab with a copy of, any correspondence or other reports with respect to any use of a debarred employee or consultant in connection with TenX’s performance of its obligations under this Agreement that TenX receives from any third party.

Section 3.06 Adverse Events Reporting.  TenX, on behalf of itself and any permitted sublicensees, shall advise Genmab within three (3) Business Days after TenX or its sublicensees become aware of any serious or unexpected side effects, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the Development and Commercialization of a Product that relates to the Retained Field or could likely relate to the Retained Field (collectively, “TenX Adverse Events”).  Genmab shall advise TenX within three (3) Business Days after Genmab becomes aware of any serious or unexpected side effects, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with its Development and Commercialization of any product that relates to or could likely relate to the Licensed Technology (collectively, “Genmab Adverse Events;” and together with TenX Adverse Events, “Adverse Events”).  The Party reporting an Adverse Event shall provide the other Party with a written report delivered by overnight mail in regards to an Adverse Event, stating the full facts known to the Party reporting an Adverse Event, including investigator name, site details, customer name, address, telephone number, batch, lot and serial numbers (each, as applicable) and any other information required by Law.  In the event that the non-reporting Party requires information regarding Adverse Events with respect to reports required to be filed by it in order to comply with applicable Laws, including obligations to report Adverse Events to the Regulatory Authorities, subject to applicable Law, the Party reporting an Adverse Event agrees to use good faith efforts to promptly provide such information to the non-reporting Party.

Section 3.07 Rights of Reference.  TenX shall grant Genmab and its Affiliates a free-of-charge right to reference and use and have full access to all regulatory documents relating to a Product, including any IND or New Product Application (and all chemistry, Manufacturing and controls information), and any supplements, amendments or updates to the foregoing, where such regulatory documents are Controlled by TenX, which relate to the Retained Field or could likely relate to the Retained Field.  Genmab may sublicense such rights to its sublicensees.

Section 3.08 Access to Manufacturers.  TenX shall use its commercially reasonable efforts, and will cause its sublicensee to use commercially reasonable efforts, to cause each third party manufacturer that TenX has engaged to Manufacture a Product to provide reasonable access to the Manufacturing facility of such third party for inspection by Genmab and to disclose to Genmab such technology relating to the establishment and maintenance of a Manufacturing facility for a Product as Genmab shall reasonably request, provided such technology relates to the Retained Field or could likely relate to the Retained Field.

Section 3.09 Master Cell Line.  Upon TenX’s exercise of the Lonza Option (as defined herein), Genmab shall, at TenX’s written request, promptly upon Closing transfer or cause to be transferred to TenX the master cell line relating to a Product that is available to Genmab and for which Genmab has the right to transfer.  TenX shall pay all out-of-pocket shipping costs in connection with any such transfer.

ARTICLE IV

GRANT OF LICENSE

Section 4.01 Grant of License.  Upon the terms and conditions set forth herein and while this Agreement is in full force and effect, effective upon the Closing, Genmab hereby grants TenX, and TenX hereby accepts:

(i) an exclusive (subject to Section 4.02) worldwide license in the Field under the Licensed Technology, with the right to sublicense, to make, have made, import, use, offer to sell and sell any Product; and

(ii) an exclusive (subject to Section 4.02) worldwide sublicense in the Field to all of Genmab’s rights in and to the Medarex Technology that is Controlled by Genmab pursuant to the Medarex License (including Medarex Technology that is the subject matter of the Cross License or the MRC License and which is sublicensed to Genmab under the Medarex License), with the right to further sublicense (subject to Section 4.05), to make, have made, import, use, offer to sell and sell any Product.

Section 4.02 Retained Field.  Notwithstanding Section 4.01, the Parties acknowledge and agree that Genmab, either alone or in collaboration with another Person, shall have the exclusive, worldwide right to Develop and Commercialize monovalent anti-CD4 antibodies, including monovalent anti-CD4 antibodies derived from the Compound, for prophylactic, therapeutic and diagnostic use within the field of immune disorders, including HIV-1 infection and AIDS provided, that such monovalent anti-CD4 antibodies are prepared using Genmab’s proprietary UniBody® technology, including any improvements to the UniBody® technology that may be developed after the Effective Date (collectively, the “Retained Field”).

Section 4.03 Limits on Use of Mice and Mice Materials.  Nothing in this Agreement grants or confers any license or rights to or on TenX to generate, breed, immunize, use or transfer any Mice (as defined in the Medarex License).  Nothing in this Agreement grants or confers any license or rights to or on TenX to sell, lease, offer for sale, offer for lease, or otherwise transfer title to any Mice Materials (as defined in the Medarex License).

Section 4.04 Conflict with Medarex License.  TenX acknowledges that, in respect of any and all rights or licenses granted to TenX pursuant to this Agreement under Medarex Technology that is licensed or sublicensed to Genmab from Medarex, such rights and licenses are subordinate and subject to the Medarex License.  In the event of any inconsistency between this Agreement and the Medarex License, the Medarex License shall prevail.

Section 4.05 Sublicenses.  TenX shall have the right to grant sublicenses to its Affiliates and third parties (with the right to grant further sublicenses) of the rights granted in Section 4.01 provided that, prior to the grant of any sublicense, TenX shall provide Genmab with at least the following information with respect to each potential sublicensee: (i) the identity of the sublicensee; (ii) a description of the Product, and the rights being granted to the sublicensee; and (iii) a description of the territory in which the Product will be sold.  TenX shall notify Genmab promptly after the grant of any such sublicense.  The grant of any such sublicense shall not relieve TenX of any of its obligations under this Agreement (including its financial obligations), and all such sublicenses shall be consistent with and subject to all the terms and conditions of this Agreement.  In addition, all sublicenses must obtain for Genmab and Medarex the right to audit the sublicensees’ books and records.  TenX will require that Genmab be a third-party beneficiary under all sublicenses of the rights granted in Section 4.01, and any sublicense which fails to provide the same shall be null and void.

Section 4.06 Affiliates.  Subject to Section 4.05, the Parties agree that any Affiliate of a Party may perform any of such Party’s obligations under this Agreement for or on behalf of such Party provided that such Party shall be fully responsible and liable for the actions of its Affiliate(s) in the performance of such obligations and shall ensure that such Affiliate(s) comply with the terms of this Agreement.

Section 4.07 Lonza Sublicense.  (a) Grant of Sublicense.  Genmab hereby grants TenX an option to obtain a worldwide sublicense under the Lonza Commercial License to the Lonza Intellectual Property to use the Lonza Materials to develop, manufacture, market and sell Product in the Field (the “Lonza Option”) to the fullest extent of Genmab’s ability to grant such a sublicense under the terms of the Lonza Commercial License, provided that TenX pays Genmab pounds sterling six thousand two hundred and fifty (£6,250) by December 31, 2009.  In the event TenX exercises the Lonza Option, TenX shall be responsible for paying any other costs payable to Lonza under the Lonza Commercial License accruing after the date of exercising the Lonza Option.  In the event that TenX does not exercise the Lonza Option, TenX shall have no rights to the Lonza Intellectual Property or to use the Lonza Materials.

(b) Limitation on use of Lonza Materials.  Upon TenX’s exercise of the Lonza Option, any use by TenX of the Lonza Materials shall be solely for the purpose of Development by TenX or the establishment by TenX of a Manufacturing process for a Product, or, subject to TenX’s receipt of an appropriate sublicense under the Lonza Commercial License (or a direct license from Lonza) to use the Lonza Materials for Commercial Manufacturing Purposes (as such term is defined in the Lonza Commercial License).  TenX shall have no right to assign, transfer, further sublicense or otherwise make over the benefit or the burden of any rights granted to it pursuant to this Section 4.07, and any sublicense granted to it pursuant to its exercise of the Lonza Option shall be subject and subordinate to the terms of the Lonza Commercial License.  Upon TenX’s exercise of the Lonza Option, TenX agrees to keep the Lonza Materials supplied to it secure and safe from loss, damage, theft, misuse and unauthorized access and shall procure that the same are made available only to its employees on a need to know basis and subject to the same obligations of confidence as provided in Section 4.07(c) hereof, and to use the same for the sole purpose of any sublicense granted to TenX pursuant to Section 4.07.

(c) Limitation on use of Lonza Materials Know-How.  Upon TenX’s exercise of the Lonza Option, TenX acknowledges that any Lonza Materials Know-How is supplied in circumstances imparting an obligation of confidence and TenX agrees to keep the same secret and confidential and to respect Lonza’s proprietary rights therein and to use the same for the sole purpose of this Agreement and not to disclose the same to any third party.  Upon TenX’s exercise of the Lonza Option, TenX shall ensure that only its employees, and its sublicensees’ employees have access to such Lonza Materials Know-How on a need to know basis and that all such employees shall be informed of its secret and confidential nature and shall be subject to the same obligations as TenX under this Section, provided that Genmab will use commercially reasonable efforts to obtain Lonza’s consent to allow TenX’s consultants and its sublicencee’s consultants to have access to such Lonza Materials Know-How on the same basis as TenX’s and its sublicensees’ employees have access thereto as set forth herein.

Section 4.08 Reservation of Rights.  All rights not expressly granted herein are hereby reserved exclusively by Genmab.  Nothing in this Agreement shall be deemed to require Genmab to grant rights in or provide a license to any intellectual property or other information not expressly granted or provided for herein.

ARTICLE V

DEVELOPMENT AND COMMERCIALIZATION

Section 5.01 Responsibility for Development.

(a) Except as expressly set forth herein, upon the Closing, TenX shall assume from Genmab and shall be exclusively responsible for all further Development of Product in the Field and the costs associated therewith, and Genmab shall have no responsibilities or obligations with regard to the Development of Product or any costs associated therewith.

(b) Notwithstanding anything in Section 5.01(a) to the contrary, Genmab shall provide to TenX, without any charge or cost to Genmab, all existing Clinical Supplies Manufactured prior to the Effective Date held by Genmab or on its behalf.  For the avoidance of doubt TenX shall reimburse Genmab for all its out-of-pocket costs and reasonable FTE costs related to transfer of such Clinical Supplies, after consultation with TenX, including without limitation consultation via e-mails.

(c) TenX shall not commence a Clinical Study for any Product unless TenX has sufficient funds or third party financial commitments to satisfy the initial estimates of conducting such Clinical Study.  TenX shall use reasonable and diligent efforts to prepare such initial estimate.

Section 5.02 Responsibility for Commercialization.  Except as expressly set forth herein, upon the Closing, TenX shall assume from Genmab and shall be exclusively responsible for the Commercialization of Product in the Field and the costs associated therewith, and Genmab shall have no responsibilities or obligations with regard to the Commercialization of Product or any costs associated therewith.

Section 5.03 Diligence.  TenX shall use commercially reasonable efforts to Develop and Commercialize Product in the Field.  Such efforts shall include raising and expending sufficient funds for the Development of Product, obtaining Regulatory Approvals for the sale of Product worldwide and actively pursuing Commercialization of Product in each country in which Regulatory Approval is obtained.

Section 5.04 Product Manufacture.  Upon the Closing, TenX shall be responsible for all Manufacturing of Product for sale worldwide.  TenX agrees to Manufacture Product and to cause Product to be Manufactured in compliance with all Laws.

Section 5.05 Agreements with Third Parties.  TenX shall use commercially reasonable efforts to provide that all agreements with third parties regarding the Development and Commercialization of Product are entered into on terms that allow for the transfer or assignment to Genmab in the event of termination of this Agreement.

Section 5.06 Information Regarding Activities.  Within fourteen (14) days of the three (3) month anniversary of the Closing, TenX shall provide Genmab with a written report summarizing, in reasonable detail, activities conducted during the prior three (3) months with respect to its, or its sublicensees’, Development and Commercialization of each and any Product and thereafter TenX shall provide Genmab with like reports on a quarterly basis.  When the registration package requesting Regulatory Approval for commercial sale of each and any Product is first filed in the U.S., the EU or Japan, and when approval is received therefore, in each case, TenX shall immediately notify Genmab in writing.

ARTICLE VI

PAYMENTS, ROYALTIES AND MILESTONES

Section 6.01 Fees.  TenX shall pay to Genmab (i) [**] US Dollars ($[**]) at the Effective Date, which amount shall include $[**] for stability testing of the Product and $[**] (or £[**]) in respect of the prorated monthly fee under the Lonza Commercial License, (ii) [**] US Dollars ($[**]) by December 31, 2009 with a five (5) calendar day cure period, (iii) an amount equal to [**] US Dollars ($[**]) by January 31, 2010 with a five (5) calendar day cure period for the amount of [**] US Dollars ($[**]), and a thirty (30) calendar day cure period for the amount of [**] US Dollars ($[**]), subject to a daily Closing Extension Fee of [**] US Dollars (($[**]).  The Closing Extension Fee shall be paid daily with a five (5) calendar day cure period.  Such amounts shall be non-refundable and non-creditable against any further amounts owed by TenX to Genmab, subject to the termination provisions of Section 9.03.

Section 6.02 Development Milestone Payments.  TenX shall pay to Genmab the following one-time payments within thirty (30) days of the first achievement by or on behalf of TenX or its sublicensees of each of the following events.  TenX will notify Genmab of the achievement of a milestone event within fifteen (15) days of each such achievement.  Any milestone payments shall be non-refundable and non-creditable against any further amounts owed by TenX to Genmab.

Event	Milestone Payment
[**]	$[**] USD
[**]	$[**] USD
[**]
[**]
[**]	$[**] USD
Section 6.03 Commercial Milestone Payments.  TenX shall pay to Genmab the following one-time payments when cumulative worldwide Net Sales of each and any Product first reaches the threshold indicated below within thirty (30) days of the achievement by or on behalf of TenX or its sublicensees.  TenX will notify Genmab of the achievement of a milestone event within fifteen (15) days of each such achievement.  Any milestone payments shall be non-refundable and non-creditable against any further amounts owed by TenX to Genmab.

Net Sales Threshold	Milestone Payment
Worldwide cumulative Net Sales of $[**] USD	$[**] USD
Worldwide cumulative Net Sales of $[**] USD	$[**] USD
Worldwide cumulative Net Sales of $[**] USD	$[**] USD
Section 6.04 Royalties.  TenX shall pay to Genmab, on a quarterly basis, royalty on Net Sales of Product at the following rates:

(i) with respect to Net Sales of a Product in the United States, Genmab will receive an amount equal to:

(A) if royalties are due or are paid in respect of a license to the Cabilly Patent, [**] percent ([**]%) of annual Net Sales up to [**] Dollars ($[**] USD) and [**] percent ([**]%) of Net Sales of [**] Dollars ($[**] USD) or greater, or

(B) if no royalties are due or paid in respect of a license to the Cabilly Patent, [**] percent ([**]%) of annual Net Sales up to [**] Dollars ($[**] USD) and [**] percent ([**]%) of annual Net Sales of [**] Dollars ($[**] USD) or greater; and

(ii) with respect to Net Sales of a Product inside Europe and Asia, Genmab will receive an amount equal to [**] percent ([**]%) of annual Net Sales, provided that, if an amendment to the Medarex License is entered into whereby the Medarex Royalty Rate for any tier under the Medarex License is reduced by [**] or more percentage points, then Genmab will receive [**] percent ([**]%) of annual Net Sales plus [**] of any such reduction for each reduced tier up to a ceiling of [**] percent ([**]%) of any annual Net Sales (said [**] percent ([**]%) including the aforementioned [**] percent ([**]%) royalty); and

(iii) with respect to Net Sales of a Product in the rest of the world, an amount equal to [**] percent ([**]%).

All royalty amounts shall be non-refundable and non-creditable against any further amounts owed by TenX to Genmab.  By way of example as to how royalties under Section 6.04(ii) are calculated, please refer to the following table:

	Annual Net Sales in Europe and Asia	Change in Medarex Royalty Rate:	Royalty rate payable to Genmab under Section 6.04(ii):
Portion of Net Sales in Europe and Asia	Up to $[**] USD	[**] percent ([**]%) to [**] percent ([**]%)	[**]
Portion of Net Sales in Europe and Asia	Over $[**] USD	[**] percent ([**]%) to [**] percent ([**]%)	[**]
Portion of Net Sales in Europe and Asia	Over $[**] USD	[**] percent ([**]%) to [**] percent ([**]%)	[**]

Section 6.05 Negotiations with Medarex.  If Genmab and Medarex enter into an amendment to the Medarex License specifically with respect to zanolimumab whereby the Medarex Royalty Rate for all or a majority of royalty tiers under the Medarex License is reduced by [**] or more percentage points, then Genmab will pay for all Activity Costs it incurs in negotiating such amendment.  If Genmab and Medarex enter into an amendment to the Medarex License whereby the Medarex Royalty Rate for all or a majority of royalty tiers under the Medarex License specifically with respect to zanolimumab is reduced by less than [**] percentage points, then TenX will pay for all Activity Costs incurred by Genmab in negotiating such amendment, such Activity Costs not to exceed $[**].  In all other situations, Genmab and TenX agree to equally divide the Activity Costs incurred by Genmab in negotiating such an amendment.  The Parties agree that, prior to the Closing, TenX may communicate directly with Medarex concerning the Medarex Royalty Rate.  TenX may negotiate directly with Medarex, without prior notice to Genmab.

Section 6.06 Royalty Term.  Royalties shall be payable by TenX on a country-by-country basis from the date of First Commercial Sale of a Product in such country until the later of (i) thirteen (13) years thereafter; or (ii) the expiration (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries, such as supplementary protection certificates, patent extension laws in countries which are similar to the Drug Price Competition and Patent Term Restoration Act of 1984 in the United States) or invalidation of the last remaining patent claim within the Medarex Technology or Licensed Patents in effect in such country that, but for the licenses granted hereunder, would be infringed by the import, use, testing, manufacture, offer to sell or sale of such Product in the Field in such country (such period, the “Royalty Term”).

Section 6.07 Royalty Adjustment.  For a given Product in, or with respect to, a country where there is no patent claim within the Medarex Technology or Licensed Patents in effect in such country that, but for the licenses granted hereunder, would be infringed by the import, use, manufacture, offer to sell or sale of such Product in the Field in such country, then royalties for such Product shall be calculated using only [**] percent ([**]%) of the percentage royalty rate specified in Section 6.04.  Other than as set forth in this Section 6.07, TenX shall not be entitled to make any reduction to the royalties payable to Genmab.

Section 6.08 Sublicense Payments.  Unless expressly set forth herein, TenX shall pay to Genmab any and all applicable royalties, milestone fees and other license fees that are to be paid pursuant to the MRC License, the Medarex License and the Lonza Commercial License, including those described on Schedule D hereto, for the applicable term set forth in the respective agreement for the payment of such royalties and fees on the dates required pursuant to Section 6.10(b) or Section 6.10(c).  These payments shall be payable in addition to those payments made to Genmab pursuant to Section 6.01 to Section 6.07.  These sublicense payments must be paid, but can be subsequently disputed by TenX pursuant to Section 12.14 hereof.  If as a result of any such dispute resolution pursuant to Section 12.14 hereof, it is determined that licensors were not entitled to the amounts paid under this Section 6.08, Genmab will make commercially reasonable efforts to request a refund, or otherwise assist, upon TenX’s request, TenX to receive such amounts from MRC, Medarex or Lonza, as applicable, and will provide to TenX any amounts returned by the same.

Section 6.09 Third Party Intellectual Property.  TenX shall be solely responsible for, in its sole discretion, obtaining any licenses to, and paying compensation for the use of, any intellectual property rights owned or controlled by third parties that are not specifically sublicensed hereunder to TenX and are necessary or useful for the Development and/or Commercialization of Product (“Additional Third Party Royalties”); provided that, if during any calendar year, worldwide annual Net Sales of a Product are less than [**] USD ($[**]), then [**] of any Additional Third Party Royalties (excluding payments made by TenX to third party(s) in respect of intellectual property covering manufacturing processes and other technology that are used in the production, testing and formulation of such Product) due and payable in respect of sales of such Product in the following calendar year shall be deducted from the payments to be made by TenX to Genmab in respect of sales of such Product in such following calendar year so long as such deductions shall not reduce the royalties payable by TenX to Genmab under Section 6.04, Section 6.06 and Section 6.07 below a threshold of [**] percent ([**]%) of Net Sales.  Annual worldwide Net Sales shall be calculated on a pro rata basis with respect to a Product that TenX begins to sell within the calendar year.

Section 6.10 Royalty Reports; Payment.

(a) Reports and Payments to Genmab.  Within thirty (30) days of the end of each calendar quarter during which royalties are payable pursuant to Section 6.04, Section 6.06 and Section 6.07 with respect to a Product (including, for each and any Product in each country, the thirty (30) day period following the end of the calendar quarter in which the Royalty Term for such Product in such country terminates), TenX shall deliver to Genmab a written report showing its computation of royalties due under Section 6.04, Section 6.06 and Section 6.07 on Net Sales during such calendar quarter.  Each such report shall set forth: (i) the calculation of royalty-bearing Net Sales of Product by TenX and its sublicensees, if applicable, during the preceding calendar quarter in each country in which such Product were sold, segmented on a country-by-country basis; (ii) the currency conversion rate used and the U.S. dollar-equivalent of such Net Sales; and (iii) the calculation of royalties thereon.  The rate of exchange to be used in any currency conversion required in calculating total royalties due pursuant to this Section 6.10(a) shall be the average exchange rate (which rate shall be specified on the report) for the conversion of sales in such foreign currency into U.S. dollars over the calendar quarter for which the report is being prepared.  The standard exchange rates that will be used by TenX are the exchange rates published in the Wall Street Journal over the relevant period.  Simultaneous with the delivery of the report described in this Section 6.10(a), TenX shall pay to Genmab at such place as Genmab may from time to time designate in cash in immediately available funds all royalties and any milestone fees owed pursuant to Section 6.04, Section 6.06 and Section 6.07 in the preceding calendar quarter.  All such payments shall be made in U.S. dollars.  If Genmab and Medarex amend the Medarex Royalty Rate, within thirty (30) days of the end of the calendar quarter within which such amendment occurs, TenX shall pay any modified royalty amounts owed to Genmab (and deliver a corresponding royalty report) under Section 6.04, Section 6.06 and Section 6.07, calculated on a pro rata basis and otherwise pursuant to the terms of this Section 6.10(a).

(b) The MRC License and the Medarex License.  Within fifty (50) days of the end of each calendar quarter during which royalties are payable pursuant Section 6.08, TenX shall deliver to Genmab written reports showing its computation of royalties due to MRC and Medarex under the MRC License and the Medarex License, respectively; provided that in the case of royalties due under the MRC License in respect of use of the Medarex Technology by TenX, if arrangements have not been made for TenX to pay such royalties directly to Medarex, such royalties shall instead be paid to Genmab at least thirty (30) days before the date on which they are due be paid by Medarex to MRC, but in no event earlier than thirty (30) days of the end of any applicable calendar quarter.  Such reports will be clearly presented and shall be in any format and scope required under the MRC License or the Medarex License, as applicable, for the reporting of such royalties.  Simultaneous with the delivery of the reports described in this Section 6.10(b), TenX shall pay to Genmab, at such place as Genmab may from time to time designate, in cash in immediately available funds, all royalties, milestone fees and other fees owed to MRC and Medarex in the preceding calendar quarter with respect to such agreements, provided that, TenX agrees to deliver any such payment and reports at least five (5) Business Days prior to the date of any required delivery of such payment or report by Genmab specified in such agreements.  All such payments shall be made in U.S. dollars.

(c) The Lonza Commercial License.  Upon exercise of the Lonza Option, TenX shall deliver to Lonza (with a copy to Genmab) a separate written report showing its computation of royalties due under the Lonza Commercial License.  Such report will be clearly presented and shall be in any format and scope required under the Lonza Commercial License for the reporting of such royalties.  Simultaneous with the delivery of the report described in this Section 6.10(c), TenX shall pay to Lonza at such place as Lonza may from time to time designate in cash in immediately available funds all royalties and other fees owed to Lonza in the preceding calendar quarter with respect to the Lonza Commercial License.  If Lonza requires such payment to be made directly from Genmab, TenX will instead make such payment to Genmab simultaneous with the delivery of the statement in this Section 6.10(c), provided that, TenX agrees to deliver any such report and payment at least five (5) Business Days prior to the specified date of any required delivery of such payment or report by Genmab.  TenX shall make payment of all sums due hereunder in pounds sterling.

Section 6.11 Late Payments.  Amounts owed under this Agreement which are not paid when due shall accrue interest from the due date until paid, at an annual rate equal to the then prevailing U.S. prime rate, plus [**] percent ([**]%), but in no event exceeding the amount permitted by applicable Law.

Section 6.12 Taxes Withheld.  If required by Law, TenX shall deduct from any fee paid hereunder any and all income or other taxes required by Law to be withheld and deducted by any governmental or taxing authority (“Withholding Taxes”) with respect to such fee.  Any Withholding Taxes so deducted shall be remitted by TenX to the appropriate governmental or taxing authority on a timely basis.  Evidence of such payment shall be secured and sent to Genmab within one (1) month of such payment.  The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable Genmab and TenX or its Affiliates or sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to Genmab hereunder without withholding or deducting any Withholding Taxes.

ARTICLE VII

INSPECTION

Section 7.01 TenX Records.  TenX and its permitted sublicensees shall maintain accurate books and records sufficient to enable the verification of the calculation of royalties payable hereunder, and of royalties payable by under the Medarex License (including the MRC License) and under the Lonza Commercial License with respect to the sale by TenX and it sublicensees of Product, and of Additional Third Party Royalties.  TenX and its sublicensees shall retain the books and records for each quarterly period for [**] years after the submission of the corresponding report under Section 6.10.

Section 7.02 Genmab Records.  Genmab shall maintain accurate books and records which enable the verification of costs incurred by Genmab, and any other payment made, or cost incurred, by Genmab for which TenX is responsible for reimbursement under this Agreement.

Section 7.03 Audit.  Upon [**] days prior notice from a Party (the “Auditing Party”), independent accountants of recognized standing selected by the Auditing Party (and who shall have agreed to be bound by written confidentiality obligations no less protective than those set forth in Section 12.09, or as otherwise agreed by the audited Party and such accountants), and approved by the other Party, with such approval not to be unreasonably withheld, may have access to the books and records of the other Party and its Affiliates and sublicensees, as appropriate, during normal business hours to conduct a review or audit for the purpose of verifying (i) in the case of TenX, the accuracy of TenX’s and its sublicensees’ payments pursuant to this Agreement and (ii) in the case of Genmab, the accuracy of the costs incurred by Genmab for which TenX is responsible for reimbursement under this Agreement.  Such review or audit shall not be conducted more frequently than [**] in any calendar year.  Genmab and TenX shall mutually determine a general strategy for such review or audit in advance of its conduct.  The non-Auditing Party shall receive a copy of any report issued by the auditors concurrently with receipt by the Auditing Party.  All information contained in any such report shall be deemed to be “Confidential Information” of the non-Auditing Party, subject to the terms and conditions of Section 12.09 hereof.  If any review or audit performed under this Section shall indicate that any payment due hereunder was underpaid or overpaid, the underpaying or overpaid Party shall promptly pay to the other Party, the amount of such underpayment or overpayment, together with interest thereon from the date such underpayment was due, or overpayment made, at the prime rate reported by the Wall Street Journal on such date plus [**] percent ([**]%).  If any review or audit performed under this Section shall indicate that any payment hereunder was in error to the Auditing Party’s detriment by more than five percent (5%) for any calendar year, the non-Auditing Party shall pay the cost of such audit.

Section 7.04 Medarex Audit.  Upon [**] days prior notice from Medarex, independent accountants selected by Medarex (and who shall have agreed to be bound by written confidentiality obligations no less protective than those set forth in Section 12.09, or as otherwise agreed by the audited Party and such accountants), may have access to the books and records of TenX and its sublicensees during normal business hours to conduct a review or audit for the purpose of verifying the accuracy of Genmab’s payments to Medarex with respect to the sale by TenX and its sublicensees of Product and compliance by Genmab with the Medarex License with respect to such payments.  If any audit performed under this Section 7.04 shall indicate that any payment due from Genmab to Medarex was underpaid by more than five percent (5%) due to non-compliance by TenX or its sublicensees with this Agreement, TenX shall pay the costs of the inspection and shall be responsible to Medarex for paying such underpayment and, TenX shall promptly pay to Genmab interest on such underpayment from the date such amount(s) were due from Genmab to Medarex, at the prime rate reported by the Wall Street Journal plus [**] percent ([**]%), to defray any interest on such underpayment that Genmab may be obliged to pay Medarex.

Section 7.05 Lonza Audit.  TenX shall make available for inspection upon reasonable notice, at all reasonable times during business hours on Business Days, by Lonza or its duly authorized representative (who shall in each case have agreed to be bound by written confidentiality obligations no less protective than those set forth in Section 12.09, or as otherwise agreed by TenX and Lonza or such representative), the books and records of TenX that are necessary to verify the calculation of royalties payable to Lonza under the Lonza Commercial License.

ARTICLE VIII

PATENT PROSECUTION AND ENFORCEMENT

Section 8.01 Filing, Prosecution and Maintenance of Patents.  As between the Parties, Genmab shall have the sole right and responsibility for filing, prosecuting and maintaining any Licensed Patents and any patents and patent applications within the Medarex Technology relating to the Compound or any Product, and for any interferences, substitutions, extensions (including supplementary protection certificates), oppositions, registrations, confirmations, reissues, continuations, divisionals, continuations-in-part, re-examinations, renewals or the like thereof or thereto, any patents or patent applications claiming priority from such patents and patent applications, and any foreign counterparts of any of the foregoing, in each case, filed and/or pending as of the Closing.  TenX shall pay to Genmab on a monthly basis an amount equal to all its Activity Costs and FTE Costs; provided such Activity Costs and FTE Costs which apply to patent family P/24 listed on Schedule B covering compounds other than Compound or Product shall be pro-rated for the number of compounds covered therein for purposes of this Agreement in conducting such activities commencing from the Effective Date.  The Parties agree that currently P/24 covers [**] in addition to the Compound.  Genmab shall provide budget estimates of the Activity Costs and FTE Costs on a yearly basis it being understood that uncertainties exist as to which events will take place and when, and the amount of work associated herewith.  In case of an estimated Activity Cost above [**] US Dollars ($[**]) TenX shall pay such cost in advance upon the request of Genmab.  Subject to the rights of Genmab’s licensors, TenX shall have the sole right and responsibility for filing, prosecuting and maintaining any patents and patent applications for all inventions that are made by it or on its behalf (including those of Genmab’s employees performing services pursuant to this Agreement) relating to the Compound or any Product, and for any interferences, substitutions, extensions (including supplementary protection certificates), oppositions, registrations, confirmations, reissues, continuations, divisionals, continuations-in-part, re-examinations, renewals or the like thereof or thereto, any patents or patent applications claiming priority from such patents and patent applications, and any foreign counterparts of any of the foregoing, filed after the Closing, at its sole cost and expense.  TenX shall keep Genmab informed of any developments regarding any patents or patent applications filed under this Section 8.01 in the written quarterly report provided under Section 5.06.

Section 8.02 Cooperation.  Each Party agrees to reasonably assist and co-operate with the other Party’s filing, prosecution and maintenance responsibilities under Section 8.01, and shall provide any necessary information in its possession which would facilitate the submission, prosecution, grant and maintenance of the other’s patents and patent applications.  TenX shall not take any position with respect to its prosecution activities that would compromise or is reasonably likely to directly and adversely affect the scope, validity or enforceability of any Licensed Patent or the patents and patent applications within the Medarex Technology and shall provide Genmab with the opportunity, reasonably in advance of any filing deadlines, to comment thereon and consult with Genmab about, and consider in good faith the requests and suggestions of Genmab concerning, such prosecution activities.

Section 8.03 Abandonment.  Prior to abandoning any patent or patent application relating to the Compound or any Product in any country as described in Section 8.01(b), TenX shall notify Genmab at least sixty (60) days prior to the expiration of any deadline relating to abandonment and provide Genmab with an opportunity to assume responsibility for such patent or patent application.  Upon Genmab’s assumption, TenX shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to transfer ownership of such patent or patent application to Genmab and to enable Genmab to continue prosecution or maintenance of such patent or patent application.  TenX shall make its sublicensees comply with this.

Section 8.04 Notification; Enforcement.  Each Party, on behalf of itself, its Affiliates and its sublicensees, shall promptly notify the other Party in writing and provide the other Party with all relevant background facts upon becoming aware of: (i) any use of, or any application or registration for, any technology that does or may conflict with any of the intellectual property filed for, licensed or sublicensed hereunder, (ii) any misuse or act of infringement or misappropriation involving any of the intellectual property filed for, licensed or sublicensed hereunder, (iii) any challenges as to the validity of the Licensed Patents or of the patents and patent applications within the Medarex Technology relating to the Compound or any Product or (iv) any claim or action, whether or not made in a lawsuit, that the manufacture, importation, sale or use of a Product covered by this Agreement infringes or otherwise violates or conflicts with the other rights of any other Person.  Neither Party shall give any notification of infringement or misappropriation or take any other action alleging infringement or misappropriation by others of any of the intellectual property filed for, licensed or sublicensed hereunder without obtaining the prior written authorization of the other Party.  As between the Parties, TenX shall have the first right, but not the obligation, to take action against third parties in the courts, administrative agencies or otherwise, at TenX’s sole cost and expense, to prevent or terminate misuse, infringement, misappropriation, imitation or other illegal use of, or to defend, the intellectual property filed for, licensed or sublicensed hereunder, except for the Licensed Patents, for which Genmab shall have the first right, but not the obligation, to take action against third parties, at its own expense and except for patents and patent applications within the Medarex Technology which shall be handled pursuant to the Medarex License.  Neither Party shall enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the rights of the other Party or its licensors without the prior written consent of the other Party, which may be granted or withheld in such other Party’s sole discretion.  Each Party shall reasonably cooperate with the enforcing Party (the “Enforcing Party”) in any action, suit or proceeding that the Enforcing Party may undertake under this Section 8.04 (including executing, filing and delivering all documents and evidence reasonably requested by the Enforcing Party) and shall lend its name to such action, suit or proceeding if reasonably requested by the Enforcing Party or required by Law.  All reasonable out-of-pocket expenses incurred by the non-Enforcing Party in connection therewith shall be reimbursed by the Enforcing Party.  The non-Enforcing Party shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense.

Section 8.05 Withdrawal of Enforcement.  If the Enforcing Party subsequently ceases to pursue or withdraws from any action, suit or proceeding undertaken under this ARTICLE VIII, it shall notify the other Party in advance of such withdrawal and the other Party may substitute itself for the withdrawing Enforcing Party under the terms of this ARTICLE VIII.

Section 8.06 Recoveries.  All damages or other compensation of any kind recovered in any action, suit or proceeding undertaken under this ARTICLE VIII, or from any settlement or compromise thereof, shall be for the benefit of the Enforcing Party, or in the event of a withdrawal by the Enforcing Party under this ARTICLE VIII, shall be apportioned between the Parties in an amount proportional to the amount paid by each such Party with respect to its costs and expenses in bringing such action, suit or proceeding.

ARTICLE IX

TERM AND TERMINATION

Section 9.01 Term.  This Agreement shall be in force and effect from the Effective Date and shall continue in force and effect until all the patents in the Medarex License sublicensed hereunder have expired and thereafter on a Product by Product and country-by-country basis until the end of the last-to-expire Royalty Term in each such country with respect to each such Product, unless this Agreement is terminated at an earlier date pursuant to Section 9.02, Section 9.03, Section 9.04 or Section 9.05 hereof (the period during which this Agreement is in force, hereinafter the “Term”).

Section 9.02 Termination for Breach.  TenX may terminate this Agreement, and the rights and licenses granted hereunder, with [**] days prior notice to Genmab, if Genmab breaches any material provision of this Agreement, unless Genmab cures such breach or grounds for termination within the period of such notice.

Section 9.03 Genmab’s Termination Rights.  This Agreement shall be terminable by Genmab forthwith upon the sending of notice in writing to TenX upon the occurrence of one or more of the following events:

(a) Failure to Make Certain Payments.  (i) If TenX fails to (x) make any payments due under ARTICLE VI (other than payments due to Genmab’s licensors under Section 6.08 or to Genmab under Section 6.01) within [**] Business Days of TenX receiving notice of a defaulted payment from Genmab, provided that such payment is not the subject of dispute resolution proceedings pursuant to Section 12.14, or (y) if TenX fails to make any disputed payment within [**] days of resolution of the dispute pursuant to Section 12.14 hereof, or (ii) if TenX fails to make any payments due under Section 6.01 or Section 6.08 within the cure periods provided for or referred to in those sections;

(b) Improper Assignment.  If this Agreement or any of the rights granted by Genmab to TenX hereunder is assigned, sublicensed, transferred, pledged or otherwise disposed of by TenX or its sublicensees in violation of the terms of this Agreement, or any attempt is made by TenX or its sublicensees to make any assignment, transfer, sublicense, pledge or other disposition hereof in violation of the terms of this Agreement;

(c) Discontinuation.  If TenX discontinues Development and/or Commercialization of Product with no apparent intent to resume such use;

(d) Bankruptcy.  If TenX files in any court or agency pursuant to any Law of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of TenX or of its assets, or if TenX proposes a written agreement of composition or extension of its debts, or if TenX is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within sixty (60) days after the filing thereof, or if TenX proposes or becomes a party to any dissolution or liquidation, or if TenX makes an assignment for the benefit of its creditors, or otherwise becomes bankrupt or insolvent; or

(e) Breach.  In the event that TenX performs or fails to perform an act that would in of itself be considered a material breach of or default under the Medarex License, if such act was performed or failed to be performed by Genmab, or (ii) causes Genmab to be in material breach of or default under the Medarex License, and, in the cases of (i) or (ii), such action or inaction by TenX has continued uncured for [**] days after written notice thereof was provided to it by Genmab.

Section 9.04 TenX’s Termination Rights.  After the Closing has occurred, TenX may terminate this Agreement at any time upon one hundred and eighty (180) days written notice to Genmab, provided that such termination shall not relieve TenX of its obligations under this ARTICLE IX, including Section 9.06(b) and Section 9.06(e)(v).

Section 9.05 Termination for Failure to Close.  This Agreement may be terminated by either Party at any time prior to the Closing if the Closing shall not have occurred by January 31, 2010 or within the thirty (30) day cure period, if applicable ; provided, however, that the right to terminate this Agreement under this Section shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to this date.

Section 9.06 Effects of Termination.

(a) Reversion of Rights.  In the event this Agreement terminates after the Closing, all rights of Development, Manufacturing and Commercialization for any Product shall revert to Genmab.  In the event this Agreement terminates prior to the Closing, all rights of Development, Manufacturing and Commercialization for any Product shall remain with Genmab, with no license or appurtenant rights thereto having ever been granted to TenX.  Notwithstanding the foregoing, the Parties shall remain liable for complying with any terms of this Agreement that survive termination in all circumstances.

(b) Accrued Rights and Obligations.  Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement provides shall survive termination.  The provisions of this Section 9.06, ARTICLE VII, ARTICLE XII, Section 10.04, shall survive any termination of this Agreement.

(c) Sublicensees.  In the event the licenses granted to TenX under Section 4.01 hereof terminate for any reason, each of TenX’s sublicensees at such time shall cease to have the rights and license set forth in its sublicense agreement and such agreements shall immediately terminate, unless Genmab has indicated to TenX that it intends to continue such sublicense as a party thereto.

(d) Inventory.  Upon any termination of this Agreement, TenX and its sublicensees shall have the right to sell their inventory of any Commercial Supplies that was subject to the licenses granted to TenX under Section 4.01 hereof for a period of [**] months from the date of termination provided TenX complies with the provisions of ARTICLE VI and ARTICLE VII hereof and the other terms and conditions of this Agreement that relate to the sale of the Product.

(e) Cessation of Use of Technology and Product.  Subject to the rights of TenX pursuant to Section 9.06(d), upon any termination of this Agreement:

(i) TenX shall promptly return or furnish to Genmab all Licensed Technology in TenX’s or its sublicensees’ possession or control;

(ii) TenX shall promptly return or furnish to Genmab all then remaining Product (including Clinical Supplies and Commercial Supplies) at no cost to Genmab (except that Genmab shall reimburse TenX for its reasonable and documented transfer costs), except to the extent that TenX has otherwise obtained Genmab’s written consent to use and retain such Product;

(iii) TenX, its Affiliates and its sublicensees shall immediately cease to use and thereafter refrain from using the Licensed Technology and the Medarex Technology;

(iv) save as expressly provided herein, all rights of TenX hereunder and all licenses granted to TenX hereunder shall forthwith cease and terminate and, where applicable, TenX shall assist Genmab in taking all steps necessary for the removal of the name of TenX, its Affiliates and its sublicensees from any patent register at any patent office where a patent license has been recorded; and

(v) to the extent not prohibited by Law, TenX shall wind down any Clinical Studies that are underway with respect to any Product, taking into account the health and safety of the subjects enrolled therein, or, at Genmab’s option, transfer such Clinical Trials to Genmab at Genmab’s sole cost and expense.  In such circumstances, the Parties shall promptly take any and all necessary acts and enter into such amendments to existing agreements in order to fulfill local and international reporting obligations to Regulatory Authorities.

(f) Transfer of INDs, Regulatory Approvals, Agreements, Materials and Trademarks.  In the event the licenses granted to TenX under Section 4.01 hereof are terminated by Genmab pursuant to Section 9.03:

(i) TenX shall provide to Genmab or Genmab’s nominee(s) a copy of, and shall, at TenX’s cost and expense, transfer, or cause to be transferred, to Genmab or Genmab’s nominee(s) ownership of all INDs, New Product Applications and Regulatory Approvals and any other regulatory filings for each and any Product held by or on behalf of TenX, its Affiliates and sublicensees.  Until such transfer is effected or if such transfer is not possible for legal or regulatory reasons, TenX shall ensure that Genmab has the benefit of such INDs, New Product Applications and Regulatory Approvals.  TenX shall consent and, where necessary, cause its Affiliates to consent, for any relevant Regulatory Authority to cross-reference such data and information contained in such INDs, New Product Applications and Regulatory Approvals as may be necessary for the granting of second INDs, New Product Applications and Regulatory Approvals to Genmab or its nominee(s);

(ii) to the extent TenX, its Affiliates or its sublicensees are Developing, registering, Manufacturing or Commercializing Product upon such termination of this Agreement, to the extent requested by Genmab in writing, TenX or its sublicensees will assign to Genmab or its nominee, at TenX’s cost and expense, any agreements between TenX, its Affiliates or sublicensees and third parties that relate solely to such Developing, registering, Manufacturing and/or Commercializing activities; and, in addition, to the extent requested by Genmab in writing, TenX shall transfer to Genmab or its nominee(s) any biological materials and other materials (e.g., master cell lines, master cell banks, culture media, resins, etc.) necessary for the Manufacture of each and any Product that are owned or Controlled by TenX, its Affiliates or its sublicensees, in which case Genmab shall pay to TenX a reasonable price for such materials as well as TenX’s out-of-pocket costs for shipping such materials;

(iii) to the extent requested by Genmab in writing, TenX shall transfer, at TenX’s cost and expense, and Genmab shall assume all responsibilities for any and all trademark registrations that have been filed by TenX, its Affiliates and sublicensees for use with such Product (except for trademark registrations relating to their corporate names, logos, styles and images) and may deal with such registrations in its sole discretion and, in countries where the relevant trademarks have not been registered, Genmab shall be transferred all TenX’s, its Affiliates’ and its sublicensees’ rights to use such unregistered trademarks in such countries;

(iv) TenX shall transfer, or cause to be transferred, at TenX’s cost and expense, to Genmab or Genmab’s nominee(s), the safety database regarding the Compound, including any Adverse Event data for each and any Product; and

(v) upon Genmab’s request, TenX shall, pursuant to a Manufacturing and supply agreement to be negotiated by the Parties in good faith, provide Genmab, at Genmab’s sole cost and expense, with Clinical Supplies or Commercial Supplies until the earlier of (a) such time as Genmab or its designee has established and validated a manufacturing process for the Product, or (b) [**] from the effective date of termination at a reasonable cost mutually agreed upon by the Parties.  Notwithstanding anything expressed or implied in any provision of Section 9.06 to the contrary, TenX shall not have any obligation to perform any obligation under Section 9.06 to the extent that any such performance would cause TenX to violate any rights held by a third party or to violate any Laws, or, in the case that any such performance by TenX involves the granting or transfer of any right to Genmab to the extent that TenX does not have the power or right to effect such grant or transfer.

(g) License Upon Termination.  In the event of any termination of this Agreement in its entirety for any reason, TenX hereby agrees to negotiate with Genmab in good faith, and shall cause its Affiliates and sublicensees to negotiate with Genmab in good faith, the granting of a license in the Field to Genmab under any patents or know-how owned or Controlled by TenX, its Affiliates or its sublicensees to the extent necessary to make, have made, import, use, offer to sell and sell each and any Product.

Section 9.07 Cumulative Rights and Remedies.  Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

ARTICLE X

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 10.01 Representations and Warranties.  Each Party represents and warrants to the other Party that (i) it has the requisite corporate power and authority to execute and deliver this Agreement; (ii) the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary board and shareholder action; (iii) the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which it is bound; and (iv) all necessary consents, approvals and authorizations of all government authorities and other third parties required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

Section 10.02 Representations and Warranties of Genmab.  Genmab represents and warrants to TenX that as of the Effective Date:

(a) to the Knowledge of Genmab, there are no judgments, settlements or warning letters (except as set forth in Schedule 10.02(a)) against or by Genmab or pending legal claims or litigation, in each case, against or by Genmab, relating to the Product or to the Licensed Patents;

(b) to the Knowledge of Genmab, it is the exclusive owner of all right, title and interest in and to the Licensed Patents and it is the exclusive licensee of or otherwise Controls the right, title and interest in and to the Licensed Know-How, in each case free and clear of any lien, mortgage, pledge or any other encumbrance, and has the right to grant to TenX the licenses that it purports to grant hereunder and has not granted any third party rights that would interfere or be inconsistent with TenX’s rights hereunder;

(c) except for the Upstream Agreements, Genmab is not a party to other agreements to which TenX would need a license or sublicense in order for TenX to make, have made, import, use, offer to sell and sell the Compound or the Product for the CTCL and NCTCL indications as currently contemplated by this Agreement;

(d) Genmab has disclosed to TenX all existing patent rights of any third party of which Genmab is aware and which, to the Knowledge of Genmab, would or may be relevant to the use (including making, have made, import, use, offer to sell and sell) of the Compound or the Product for the CTCL and NCTCL indications as currently contemplated to be conducted and formulated by Genmab for such indications;

(e) the Licensed Patents are the only patents owned by Genmab which have claims that cover the Compound or the Product as it is currently contemplated to be formulated by Genmab (except for other patents and patent applications owned by Genmab which may have claims to anti-CD4 antibodies in combination with other antibody products);

(f) Genmab has not filed regulatory documentation with the FDA nor EMEA in the intervening period between July 1, 2009 and the Effective Date.  Genmab represents and warrants that the US IND for the Compound is still in effect as per May 6, 2009.

(g) To the knowledge of Genmab, Genmab has not taken any active steps to destroy or discard the Product materials.  In connection with this it should be specifically noted that Genmab does not have any obligation to perform stability testing of the Product materials, but will assist TenX to facilitate this in short period until transfer of Product materials has taken place upon advance payment by TenX to Genmab,

(h) Genmab represents and warrants to TenX that as of the Effective Date, (i) the Upstream Agreements are in full force and effect (except that the Lonza Commercial License will only remain in full force and effect provided TenX has exercised the Lonza Option and made the payment pursuant to Section 2.03), (ii) to the Knowledge of Genmab, it is not in material breach of any of the provisions of any of the Upstream Agreements, nor does there exist any condition that, to the Knowledge of Genmab, with passage of time or sending of notice would constitute a material breach by Genmab of any of the provisions of the Upstream Agreements, (iii) Genmab is not aware of any material breach of the Upstream Agreements by any other party thereto, and (iv) Genmab has not waived any material rights under any Upstream Agreement material to the Product.

Section 10.03 Disclaimer.  NO OTHER REPRESENTATION OR WARRANTY OF ANY NATURE SHALL EXTEND OR BE IMPLIED HEREIN AND THE PARTIES SPECIFICALLY DISCLAIM ANY AND ALL OTHER WARRANTIES, IMPLIED OR OTHERWISE, INCLUDING WARRANTIES OF NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO ANOTHER FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOSS OF BUSINESS OPPORTUNITY OR LOST PROFITS OF ANY KIND.

Section 10.04 Representations and Warranties of TenX.  TenX hereby represents and warrants to Genmab as follows: TenX has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, technology and prospects of the Compound (such investigation, review and analysis including but not limited to the Clinical Studies, the Licensed Technology, and the Upstream Agreements), which investigation, review and analysis was done by TenX and its representatives.  TenX acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of Genmab for such purpose.  In entering into this Agreement, TenX acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Genmab or its representatives (except the specific representations and warranties of Genmab set forth in Article X and the schedules thereto).  TenX hereby acknowledges and agrees that (a) other than the representations and warranties made in Article X, none of Genmab, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to Compound, the Clinical Studies, the Licensed Technology or the Upstream Agreements, and (b) other than the indemnification obligations of Genmab set forth in Article XI, none of Genmab, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any indemnification obligation to TenX or to any other Person resulting from or arising out of the distribution to TenX, its Affiliates or representatives of, or the TenX’s use of, any information relating to the Compound, the Clinical Studies, the Licensed Technology or the Upstream Agreements, and any information, documents or material made available to the TenX, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the TenX or in any other form in expectation of the transactions contemplated by this Agreement.

Section 10.05 Insurance Covenant.  (a) As part of the Transfer Plan, Genmab and TenX shall agree in good faith how to best ensure insurance coverage with respect to those Clinical Studies for which sponsorship will be transferred to TenX, it being understood that TenX shall pay (or reimburse Genmab) for all such insurance costs incurred after the Closing; provided that (i) Genmab shall maintain, at its expense, in full force and effect, all existing insurance with respect to any Clinical Studies or activities performed by Genmab (or Ares Trading S.A.) prior to the Closing involving the Compound and the Product, and after the Closing shall maintain at its own expense in full force and effect, “tail” coverage for all activities relating to the Compound and the Product prior to the Closing and (ii) Genmab shall not be required to incur any expenses with respect to such existing insurance that Genmab would not have incurred if the applicable Clinical Study had been closed down.  The tail coverage shall be maintained as required by applicable Law and in accordance with Genmab’s policy and procedure as previously disclosed to TenX to maintain master insurance for [**] years after a clinical trial ends.  Genmab agrees to furnish TenX current effective certificates of insurance evidencing the same prior to the Closing and from time to time during the Term.  With respect to those Clinical Studies for which sponsorship will not be transferred to TenX, Genmab shall maintain, at its expense, in full force and effect, all existing insurance with respect to any Clinical Studies or activities performed by Genmab (or Ares Trading S.A.) and shall comply with its existing policies and procedures regarding insurance, including the master insurance referred to above.

(b) Prior to any use of a Product, TenX shall acquire and maintain, and cause each sublicensee to acquire and maintain, at their own respective expense, in full force and effect throughout the Term, products and contractual liability, and comprehensive liability insurance, including insurance coverage for any and all subjects enrolled in Clinical Studies, with respect to its Development and Commercialization of a Product, in each case that is reasonably satisfactory to Genmab.  TenX agrees to furnish Genmab current effective certificates of insurance evidencing same prior to any use of the Product and from time to time.

Section 10.06 Upstream Agreement Covenant.  Genmab will not amend, terminate or waive any rights under any Upstream Agreement to the prejudice of TenX during the Term, without the prior written consent of TenX.  Genmab will use good faith efforts to fulfill all of its obligations under the Upstream Agreements and to exercise and enforce its rights under the Upstream Agreements in a manner consistent with the intent and terms of this Agreement so as to afford TenX the benefits of the Upstream Agreements as contemplated hereunder.  Genmab shall furnish to TenX copies of all notices received by Genmab under or relating to the Upstream Agreements and that relate to the Product or otherwise could affect TenX within five (5) Business Days of Genmab’s receipt thereof.  Copies of all notices to be communicated by Genmab under or relating to the Upstream Agreements which relate to the Product or could otherwise affect TenX will be provided to TenX five (5) Business Days prior to delivery and Genmab will consider TenX’s comments thereon in good faith.

ARTICLE XI

INDEMNITY

Section 11.01 Indemnification.  (a) Genmab.  Genmab agrees to defend, indemnify and hold TenX and its Affiliates, and their directors, officers, employees, and agents harmless from all claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of or resulting from (i) any breach by Genmab of this Agreement, including any breach or inaccuracy of a representation, warranty or covenant; or (ii) Genmab’s negligence or willful misconduct or violation of Law, in each case unless such claims or disputes are primarily a result of TenX’s negligence or willful misconduct.

(b) TenX.  TenX agrees to defend, indemnify and hold Genmab and its Affiliates, and their directors, officers, employees, and agents harmless from all Losses arising out of or resulting from (i) any breach by TenX, its Affiliates or its sublicensees of this Agreement, including any breach or inaccuracy of a representation, warranty or covenant, (ii) any claims or disputes arising or any cost incurred prior to the Closing from and relating to the Development, testing, Manufacture, import, use, distribution of Commercialization of Product or delivered Licensed Materials, (iii) any breach caused by TenX, its Affiliates or its sublicensees of the terms of the Upstream Agreements, or (iv) any claims or disputes relating to the Development, testing, manufacture, import, use, distribution or Commercialization of Product or delivered Licensed Materials unless such claims or disputes are primarily a result of Genmab’s negligence or willful misconduct.

(c) Neither TenX nor any Affiliate or assignee of TenX shall have any claim or recourse against Genmab or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to any breach of any representation, warranty, covenant or agreement in this Agreement if TenX or any Affiliate or representative of TenX had, prior to the execution of this Agreement, actual knowledge of any breach by Genmab of such representation, warranty, covenant or agreement.  The maximum amount of indemnifiable Losses which may be recovered from either party arising out of or resulting from the causes set forth in Section 11.01(a) or Section 11.01(b), as applicable, shall be an amount equal to four million five hundred thousand USDollars ($4,500,000).

(d) Procedure.  Each Party (the “Indemnified Party”) shall promptly notify the other (the “Indemnifying Party”) of any demand, claim, suit, proceeding or action giving rise to rights of indemnification subject to the provisions of this Section.  The Indemnifying Party shall have the right to defend, settle or compromise any such demand, claim, suit, proceeding or action, at its cost and expense.  The Indemnified Party shall cooperate, at the Indemnifying Party’s reasonable cost, with the Indemnifying Party in the defense, settlement or compromise of any such demand, claim, suit, proceeding or action, including by making available to the Indemnifying Party all pertinent information and personnel under its or their control.  The Indemnifying Party shall not settle or compromise any such demand, claim, suit, proceeding or action in a manner that admits any wrongdoing by or imposes any restrictions or obligations on an Indemnified Party without the Indemnified Party’s prior consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights, remedies, undertakings, obligations and agreements herein provided shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Section 12.02 Force Majeure.  If the performance of this Agreement or of any obligation hereunder (other than an obligation to make payments hereunder) is prevented, restricted or interfered with by reason of any acts or circumstances beyond the reasonable control of the obligated Party, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, the obligated Party shall promptly advise the other Party of the existence of such prevention, restriction or interference, shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder whenever such causes are removed.

Section 12.03 Notices.  All notices, reports, requests or demands required or permitted under this Agreement shall be sent by air courier or by facsimile, with confirmed transmission, properly addressed to the Parties as follows:

If to Genmab:

457 N. Harrison St.

Princeton, NJ 08540, USA

Attn:  Lisa N. Drakeman, President & CEO

Fax:    +1 609 430-2482

Phone: +1 609 430-2841

with a copy to

Bredgade 34

DK-1260 Copenhagen K, Denmark

Attn:    Birgitte Stephensen, VP, IPR & Legal

Fax:       +45 7020 2729

Phone:  +45 7020 2728

If to

TenX Biopharma, Inc.

109 N. Orianna St.

Philadelphia, PA 19106

Attention: Gardiner Smith

Fax:      +215-827-5500

Phone: 304-982-1240

with a copy to:

Torys LLP

237 Park Avenue

20th Floor

New York, NY 10017.3142

Attn: Cheryl V. Reicin, Esq.

Fax:   416-865-7380

Phone:    212-880-6067

or to such addresses or addresses as the Parties hereto may designate for such purposes during the Term.  Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier upon receipt by the Party.

Section 12.04 Independent Contractors.  No agency, partnership or joint venture is hereby established; each Party shall act hereunder as an independent contractor.  Neither Genmab nor TenX shall enter into, or incur, or hold itself out to third parties as having authority to enter into, or incur, on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

Section 12.05 Assignment.  This Agreement shall be binding upon the Parties and their respective permitted successors and assigns.  This Agreement and any rights or licenses granted hereunder shall not be assigned or transferred by TenX, in whole or in part, including by operation of law, merger or otherwise, without the express written consent of Genmab (which consent shall not be unreasonably withheld), provided TenX may assign this Agreement to any Affiliate or may otherwise assign market distribution rights on a country-by-country basis to any third party or to any Affiliate without further consent from Genmab.  After Closing Genmab may assign or transfer this Agreement, in whole or in part, to another party; provided, however, that, in connection with such assignment, Genmab also assigns any corresponding rights and obligations, or sublicenses any corresponding rights and delegates any corresponding obligations, under the Lonza Commercial License and the Medarex License to such party (including its rights and obligations under the Cross-License and the MRC License) and assigns to an entity reasonably satisfactory to TenX which has the ability to reasonably perform Genmab’s obligations thereunder.  Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.  For purposes of clarity, a change of stock ownership by a Party shall not be regarded as an assignment.

Section 12.06 No Third-Party Beneficiary.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 12.07 Use of Name.  Neither Party may use in any manner the other Party’s name or insignia, or any contraction, abbreviation or adaptation thereof, without the express written consent of the other Party.

Section 12.08 Press Releases and other Public Announcements.

(a) Public Announcements.  Upon Closing, each Party shall have the right to issue a press release in a form and substance mutually reasonably agreeable to the Parties.  Except to the extent already disclosed in such initial press releases or, subject to Section 12.08(b), required by Law, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld.  However, consent shall be deemed to be given to a public announcement by a Party upon achievement of any milestone listed in ARTICLE VI or otherwise if the other Party does not object to the release of such public announcement within ten (10) days of receipt of a draft of any other proposed announcement.  Press releases as set forth above may contain references to major shareholders of TenX.

(b) Legally Required Announcements.  If in the reasonable opinion of a Party’s legal counsel a public announcement concerning this Agreement or the subject matter hereof is legally required by applicable Laws (including the rules or regulations of a stock or securities exchange on which the securities of such Party or its Affiliates are listed or quoted), then the Party wishing to make such announcement will provide the other Party notice reasonable under the circumstances of such intended announcement, and to the extent feasible under the circumstances will consult with the other Party relative to the nature and scope of such intended announcement.  If either Party concludes that a copy of this Agreement must be filed with the U.S. Securities and Exchange Commission, or with any other governmental or regulatory authority, it will provide the other Party a copy of the Agreement showing any sections as to which it proposes to request confidential treatment, will provide the other Party an opportunity to comment on such proposal and will give due consideration to any reasonable comments by the other Party relating to such filing.

Section 12.09 Confidential Information.

(a) Obligations.  For the purpose of this Agreement, the term “Confidential Information” shall mean any information disclosed by either Party to the other pursuant to this Agreement or the LOI, including the terms and conditions of this Agreement and the LOI.  Each Party (i) shall hold Confidential Information it has received in confidence during the Term and until such time that the relevant information is no longer deemed Confidential Information of the disclosing Party, pursuant to this Section 12.09(a) (except that, in the case of Confidential Information disclosed by Genmab and identified by Genmab as being Confidential Information which has been furnished by Medarex or its affiliates pursuant to the Medarex License, or by Lonza or its affiliates pursuant to the Lonza Commercial License, or by MRC or its affiliates pursuant to the MRC License, TenX shall hold such Confidential Information in confidence during the Term and thereafter until the later of (x) the date which is [**] years after the end of the Term, or (y) the date which is [**] years after the end of the respective term of the Medarex License, the Lonza Commercial License or the MRC License), (ii) shall use such Confidential Information only for performance of its obligations under this Agreement, and (iii) shall not disclose such Confidential Information to third parties without the consent of the disclosing Party.  For the purposes of this Agreement, Confidential Information shall not include information that: (1) was known to the receiving Party or its Affiliates prior to disclosure by the disclosing Party (other than through disclosure on a confidential basis by the disclosing Party or its Affiliates) as evidenced by the receiving Party’s or its Affiliates’ prior written records; (2) is disclosed to the receiving Party or its Affiliates by a third party, except if such disclosure is made on a confidential basis or, to the receiving Party’s knowledge, in violation of a confidentiality obligation to the disclosing Party or its Affiliates; (3) is or becomes public knowledge other than by the receiving Party’s breach of this confidentiality obligation; or (4) the receiving Party or its Affiliates independently develops or discovers without use of or reference to the Confidential Information as evidenced by written records.

(b) Permitted Disclosure.  Notwithstanding Section 12.09(a): (i) the receiving Party or its Affiliates may disclose Confidential Information to governmental or regulatory authorities to the extent necessary for the purpose of seeking Regulatory Approval of Product and any pricing, insurance, reimbursement and formulary approvals, licenses, registrations or authorizations thereof pursuant to this Agreement; (ii) subject to Section 12.09(c), the receiving Party or its Affiliates may disclose Confidential Information to its employees, agents, sublicensees who have a need to know to effectuate the Development and Commercialization of Product pursuant to this Agreement; (iii) disclosures made pursuant to Section 12.09(c) hereof, (iv) the receiving Party or its Affiliates may disclose the disclosing Party’s Confidential Information in connection with filing or prosecuting patent applications or any other which relates to the Compound and/or the immunoconjugates, fragments or derivatives thereof, or Product; (v) Genmab may disclose TenX’s Confidential Information to Medarex or its assigns to the minimum extent necessary to comply with Genmab’s obligations under the Medarex License, the Cross-License or the MRC License (including with respect to the grant of sublicenses and reporting of activities) or to demonstrate that it is complying with such obligations or that any event (including the grant of a sublicense) has occurred which has relevance under such licenses; or (vi) the receiving Party or its Affiliates may disclose Confidential Information pursuant to a requirement of Law or order of a court of competent jurisdiction, provided the receiving Party or its Affiliates has given the disclosing Party prompt notice of such fact, so the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the confidentiality obligations of this Section 12.09.  The receiving Party or its Affiliates shall fully cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude disclosure, or the disclosing Party waives such compliance, the receiving Party or its Affiliates shall make such disclosure, but only to the extent such disclosure is legally required, and shall use its best efforts to have confidential treatment accorded to the disclosed Confidential Information.

(c) Disclosure to Affiliates, Employees, Agents, Sublicensees, Advisors and Investors.  Each Party may disclose Confidential Information to its Affiliates and to those of its or its Affiliates employees, agents and sublicensees who are bound by confidentiality obligations comparable to the obligation set forth in this Section 12.09.  Each Party and its Affiliates shall be responsible for ensuring that its employees, agents and sublicensees comply with such confidentiality obligations and for enforcing such confidentiality obligations.  Each Party and its Affiliates may also disclose the full terms of this Agreement and Confidential Information to its or its Affiliates bankers, lawyers, accountants and other professional advisors, or to a third party seeking to invest in, acquire or lend funds to such Party or its Affiliates or potential strategic partners of such Party or its Affiliates, and each of their lawyers, accountants, professional advisors, investors and financing sources in each case without the other Party’s prior approval provided that such disclosure is made under terms of confidentiality comparable to the obligation set forth in Section 12.09; provided, however, that the Mederex License and MRC License shall only be disclosed to such parties as reasonably necessary; and provided, further, that disclosure of the Lonza Commercial License shall be subject to the prior written consent of Lonza, for which Genmab will use commercially reasonable efforts to obtain from Lonza.

(d) Return of Confidential Information.  All Confidential Information shall be returned to the disclosing Party by the receiving Party upon request by the disclosing Party upon the termination of this Agreement, with the exception of a single copy to be retained by the receiving Party in a confidential file for the sole purpose of determining compliance with this confidentiality obligation.

Section 12.10 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 12.11 No Strict Construction.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

Section 12.12 Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 12.13 Applicable Law and Litigation.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without reference to any rules of conflict of laws.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and relating to injunctive or other equitable relief or enforcement of an arbitration ruling pursuant to Section 12.14(f) and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York for matters relating to injunctive or other equitable relief or enforcement of an arbitration ruling, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.14 Dispute Resolution.  (a) TenX agrees that any limitations and restrictions provided herein relating to the use of intellectual property and/or materials licensed or provided to Genmab from third parties pursuant to the Upstream Agreements are necessary and reasonable to protect Genmab, and expressly agrees that monetary damages would be inadequate to compensate Genmab for any violation by TenX of such limitations or restrictions.  The Parties agree that any such violation would cause irreparable injury to Genmab and agrees that without resorting to the Parties’ CEOs or to arbitration, Genmab shall be entitled to obtain temporary and permanent injunctive relief or other equitable relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages or the posting of any bond.

(b) Any controversy, claim or dispute arising out of or relating to this Agreement shall first be submitted to the CEO of each Party for attempted resolution.  If the CEOs of the Parties do not resolve such matter within thirty (30) days of the matter being submitted to them, then such matter shall be resolved through final and binding arbitration as follows.  The place of arbitration shall be the City of New York.  The arbitration shall be in accordance with the international rules of the American Arbitration Association except as modified herein.  The number of arbitrators shall be three.  The language of the arbitration shall be English.  Each Party shall select one arbitrator and the two chosen arbitrators shall select a third arbitrator.

(c) It is the agreed intention and objective of the Parties that in all respects the arbitration be conducted, and the award rendered, as expeditiously and efficiently as is possible consistent with a fundamentally fair process, and that the arbitrators do what they consider is needed to be done (including shortening any time when it is longer than reasonably necessary in the circumstances), and make such other orders as they consider are needed or beneficial, to achieve that objective.

(d) All information and documents in relation to the arbitration shall be deemed Confidential Information to the full extent permitted by Law.  No individual shall be appointed as an arbitrator unless the individual first agrees in writing to be bound by confidentiality obligations as a receiving party under Section 12.09 and to conduct the arbitration in a manner that is most likely to maintain the confidentiality of Confidential Information.  No Party may retain any expert in connection with the arbitration unless the expert first agrees in writing to be bound by this section, as applicable.  The fact of and subject matter of the arbitration, including the fact that any dispute has been submitted to arbitration, and all evidence given and submissions made in connection with any arbitration, shall be Confidential Information, and shall be treated as such by the Parties and all Persons employed by or contracted to them.  Any meetings, conferences or hearings in connection with or during the arbitration may be attended only by those individual persons whose presence, in the opinion of the arbitral tribunal, is reasonably necessary for the determination or other resolution of the dispute and such person first agrees in writing to be bound by the provisions of these sections, as applicable.  The obligations under this subsection (d) continue notwithstanding any determination or other resolution of the arbitration.

(e) The arbitrators shall be paid reasonable fees plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(i) If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses.

(ii) If the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the ruling a written determination as to how such fees and expenses shall be allocated between the Parties.  The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

(f) Any final award of the arbitrators shall be final, conclusive, and binding on the Parties to the dispute, and judgment may be entered in any court of competent jurisdiction.  To the extent permitted by Law, the Parties exclude any right of review or appeal to American or other courts, including in connection with any question of law arising in the arbitration or in connection with any award or decision made by the arbitrators, except as is necessary to recognize or enforce such award or decision.

Section 12.15 Integration.  This Agreement, together with any Schedules hereto, constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto provided that nothing herein shall exclude or limit liability for fraudulent misrepresentation.

Section 12.16 No Presumption.  The Parties acknowledge that each has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

GENMAB A/S

By:  /s/ Lisa N. Drakeman

Name: Lisa N. Drakeman

Title: President & CEO

GENMAB A/S

By:  /s/ David Eatwell

Name: David Eatwell

Title: Senior Vice President & CFO

TENX BIOPHARMA, INC.

By:  /s/ Moshe Bodner

Name:   Moshe Bodner

Title:  Chairman

SCHEDULE A

Europe and Asia

Albania
Austria
Belgium
Bhutan
Brunei
Bulgaria
Cambodia
Countries of the former Soviet Union
Countries of the former Yugoslavia
Cypress
People’s Republic of China
Republic of China (Taiwan)
Czech Republic
Denmark
Finland
France
Germany
Greece
Greenland
Hong Kong
Hungary
Iceland
India
Indonesia
Ireland
Italy
Japan
Democratic People’s Republic of Korea (North Korea)
Republic of Korea

Laos
Liechtenstein
Luxembourg
Macao
Malaysia
Malta
Monaco
Mongolia
Myanmar
Nepal
Norway
Pakistan
Papua New Guinea
Philippines
Poland
Portugal
Romania
Primorskij State of Russia
Amur State of Russia
Singapore
Slovakia
Spain
Sri Lanka
Sweden
Switzerland
Thailand
The Netherlands
United Kingdom
Vietnam

SCHEDULE B

Licensed Patents

[**]

SCHEDULE C

Transfer Plan

Clinical, Data Management and Regulatory: GEN110 Trial (110 Study) current status as per December 2, 2009:

•	[**].

Transfer Plan:

•	[**].

CMC:

•	[**].

LEGAL:

The transfer of sponsorship of the 110 Study from Genmab A/S to TenX will be initiated after Closing.  The below table lists the various action items:

Action Items	Responsible
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

SCHEDULE D

Third-Party Payments Under Certain Agreements

Third-Party Payments

Below is a summary of the third-party payments payable under the Medarex License, the Lonza Commercial License, and the MRC License.  The Upstream Agreements should be consulted for the full terms thereof.

I. Third-Party Payments Due Under the Medarex License (all capitalized terms in this Section I of Schedule D that are not defined in this Section I of Schedule D shall have the meanings ascribed to them in the Medarex License)

Milestones

Event	Payment / USD
[**]	$[**]
[**]	$[**]
Sales milestone (upon first achievement of $[**] USD annual net sales in Europe and Asia or $[**] USD aggregate net sales in Europe and Asia) for zanolimumab	$[**]

Royalties

[**] to [**]% royalties are payable based on net sales of zanolimumab in Europe and Asia on a country-by-country basis for a period of 13 years after first sale, as follows:

	Annual net sales in Europe and Asia	Royalty rate
Portion of annual net sales in Europe and Asia	Less than $[**] USD	[**]%
Portion of annual net sales in Europe and Asia	From $[**] USD to $[**] USD	[**]%
Portion of annual net sales in Europe and Asia	Over $[**] USD	[**]%

[**]% of any third party payments in respect of net sales in Europe and Asia may be deducted, but with a cap corresponding to [**]% of the net sales in Europe and Asia.

II. Third-Party Payments due Under the Lonza Commercial License (all capitalized terms in this Section II of Schedule D that are not defined in this Section II of Schedule D shall have the meanings ascribed to them in the Lonza Commercial License)

Annual Fixed Fees

These fees include an annual license fee (pounds sterling [**] under Section 5.1.1 of the Lonza Commercial License) and possible sublicense fees (pounds sterling [**]) under Section 5.2.1 of the Lonza Commercial License), which fees would be waived if a TenX was a Designated Affiliate of Licensee (Genmab) or a Strategic Partner (w/r/t the £[**] fee) and/or if the Product is Primarily Manufactured by Lonza or a Designated Affiliate of Lonza (w/r/t the £[**] fee).

Royalties

If the Product is manufactured by Lonza or a Designated Affiliate of Lonza or by Genmab, a royalty of [**]% of the Net Selling Price of Product so manufactured by such parties.  If a Designated Affiliate of Licensee (Genmab) or any Strategic Partner manufactures the Product under a sublicense, a royalty of [**]% of the Net Selling Price of Product so manufactured by such sublicensee.

If a party, other than a Designated Affiliate of Licensee (Genmab) or any Strategic Partner, manufactures the Product under a sublicense, a royalty of [**]% of the Net Selling Price of Product manufactured by such sublicensee.

Royalties due to Lonza shall be reduced by [**]% on a country-by-country basis, if no Valid Claim exists at the date of First Commercial Sale in such country, or if a Valid Claim ceases to exist in such country.

III. Third-Party Payments due Under the MRC License

Royalty payments corresponding to [**] percent ([**]%) of MRC Net Sales of Product if such Product falls within the scope of “Product” for which royalties are payable pursuant to the MRC License.

“MRC Net Sales” means TenX’s or its sublicensees’ billings for sales of the Product, less the following items to the extent that they are paid or allowed and included in the invoice price: (i) credits allowed for Product returned or not accepted by customers; (ii) outbound packaging, transportation and prepaid insurance charges on shipments or deliveries to customers; and (iii) sales and/or other taxes and/or tariff duties directly imposed on and paid by the purchaser of the Product in connection with the sale or delivery of the Product to the purchaser.

SCHEDULE 10.02(A)

Email correspondence between Cellectis and Genmab

[**]

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  A total of three pages were omitted.